Exhibit 16.1

February 13, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Blue-Touch Holdings Group Co., Ltd’s Amendment No. 9 of Form F-1, and we agree with the statements set forth in Amendment No. 9 of Form F-1, insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained therein.

Very truly yours,

/s/ TPS Thayer LLC
TPS Thayer LLC
Sugar Land, Texas